Exhibit 3.1 THIRD AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF DIVERSIFIED RESTAURANT HOLDINGS, INC. Pursuant to the procedures set forth in Article XI of the Amended and Restated Bylaws of Diversified Restaurant Holdings, Inc. (the “Bylaws”), the Bylaws are hereby amended as follows: 1. Article XIII is hereby added to the Bylaws, to read as follows: ARTICLE XIII. FORUM SELECTION. Unless the corporation consents in writing to the selection of an alternative forum, the Nevada District Courts (or, in the event that the Nevada District Courts do not have jurisdiction, the other state courts of the State of Nevada or the United States District Court for the District of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any action, suit or proceeding: (1) brought in the name or right of the corporation or on its behalf, including, without limitation, any action subject to NRS 41.520, (2) for or based upon breach of any fiduciary duty owed by any current or former director, officer, employee or agent of the corporation in such capacity, or (3) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Title 7 of the NRS, the articles of incorporation of the corporation, these bylaws or any agreement entered into pursuant to NRS 78.365 to which the corporation is a party or a stated beneficiary thereof. If any action is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in such court to enforce the preceding sentence; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. [Remainder of page intentionally left blank]

The undersigned secretary certifies that this amendment was duly adopted at a meeting of the Board of Directors held November 3, 2019. /s/ Jason Curtis Jason Curtis, Secretary